UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 5, 2008

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entery into a Material Definitive Agreement.
Item 1.03 Termination of a Material Definitive Agreement.

On September 5, 2008, Altair Nanotechnologies Inc. (the “Company”) entered into a Separation Agreement and Release of All Claims dated September 6, 2008 (the “Agreement”) with Jeffrey McKinney, the Company’s former Vice President and Chief Patent Counsel, under which Mr. McKinney has agreed, at the request of the Company, to resign from all positions with the Company.

Consistent with the separation provisions of Mr. McKinney’s employment agreement with the Company governing a termination by the Company of Mr. McKinney’s employment without cause, the Agreement includes a release of all claims against the Company by Mr. McKinney and an affirmation of the noncompetition, nonsolicitation, invention assignment and nondisclosure covenants in his employment agreement and related agreements.  The Company agrees, consistent with Mr. McKinney’s employment agreement, to provide to Mr. McKinney a severance benefit that includes his termination-date base salary for one year, medical benefits for 18 months and a bonus, payable in January 2009, equal to 60% of Mr. McKinney’s base salary.   The Company and Mr. McKinney have also agreed to negotiate in good faith a short-term consulting agreement to facilitate the transition of Mr. McKinneys work to other persons.

The description of the Agreement set forth above is, by its nature, a summary description and omits certain detailed terms set forth in the underlying Agreement.  The summary set forth above is qualified by the terms and conditions of the agreement attached as Exhibit 10.1 to this Current Report.

Item 5.02 Departure of Directors or Principals Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the Agreement described in Item 1.01/1.02 above, Jeffrey McKinney resigned as Vice President and Chief Patent Counsel of the Company effective September 6, 2008.  The information set forth in Iteme 1.01/1.02 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

10.1 Separation Agreement and Release of All Claims with Mr. McKinney.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2008	Altair Nanotechnologies Inc. By /s/ John Fallini John Fallini, Chief Financial Officer

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